Exhibit 10.19
December 11, 2023

Dear Amanda,

I am pleased to offer you employment with Olaplex, Inc. (the “Company”) in the position of Chief Executive Officer of the Company and Olaplex Holdings, Inc. (“Holdings”), reporting exclusively to the Board of Directors of Holdings (the “Board”), on the terms and conditions described in this letter. This offer letter supersedes in its entirety the offer letter dated October 7, 2023.

In addition, and without further compensation, you will be appointed as a member of the Board and agree to serve as a director and/or officer of the Company and any of the subsidiaries of Holdings if so elected or appointed from time to time. If your employment with the Company terminates for any reason, then concurrently with such termination, you will be deemed to have resigned from the Board and any officer, trustee, or other positions you may hold with the Company, any of its affiliates, or any of their respective related committees, trusts, foundations, or similar entities, in each case unless otherwise agreed in writing by Holdings, the Company and you.

If you accept this offer, your first date of employment with the Company will be December 11, 2023 (the “Start Date”). Your initial salary will be at the rate of $1,000,000 per year (subject to increase from time to time at the discretion of the Board), less taxes and other legally required deductions, payable bi-weekly in accordance with the regular payroll practices of the Company.

Beginning with fiscal year 2024, you will be eligible to receive an annual bonus under Holdings’ annual bonus plan. The annual bonus plan pay-out in a given year is based on Holdings’ achievement of revenue, EBITDA and other objectives set by the Board (or the Compensation Committee of the Board) following consultation with you. Your annual bonus target is 50% of your base salary, and the pay-out amount in any year in which a bonus is paid will be determined by the Board (or the Compensation Committee of the Board) based on its determination of the Company’s achievement of the applicable performance objectives. Each bonus payment under the annual bonus plan is subject to your continued employment on the date the payment is made, which shall be at the same time as bonuses are made to other Company executives in the year subsequent to the year for which the bonus is payable.

You will receive a sign-on bonus in cash (the “Sign-on Bonus”), payable within thirty (30) days after the Start Date equal to nine-hundred and fifty thousand dollars ($950,000). If, prior to the one (1)-year anniversary of the Start Date, the Company terminates your employment for Cause (as defined below) or you voluntarily terminate your employment without Good Reason (as defined below), you agree to repay the Sign-on Bonus in full within thirty (30) days following such termination of employment.

Not later than ten (10) days following the Start Date, you will be granted (i) a stock option award (the “Option Award”) with value equal to five million dollars ($5,000,000) on the grant date (with the number of options issued determined by dividing such amount by the Black-Scholes value of an option on the grant date), and (ii) a restricted stock unit award (the “RSU Award” and, together with the Option Award, the “Initial Awards”) with a value equal to eight million dollars ($8,000,000) on the grant date based on the closing price of Holdings’ common stock on the grant date, which RSU Award will reflect an at-hire grant valued at three million dollars ($3,000,000) and your annual grant for 2024 valued at five million dollars ($5,000,000). The Initial Awards will be granted under and subject to the terms of the Olaplex Holdings, Inc. 2021 Equity Incentive Plan and an agreement in the form of a stock option award agreement and the form of a restricted stock unit agreement, as applicable, attached hereto as Exhibit A and Exhibit B, respectively. Beginning in 2025, you will be eligible to be granted annual equity awards with a target aggregate grant date value of not less than five million dollars ($5,000,000), subject in each case to the approval of the Board (or the Compensation Committee of the Board).

In addition, not later than thirty (30) days after the Start Date, the Company will reimburse your legal fees in connection with the review, negotiation and execution of this offer letter and the other agreements with the Company and/or Holdings related hereto, up to $20,000 in the aggregate.

Upon the Start Date, Holdings and you shall enter into an Indemnification Agreement in the form attached hereto as Exhibit C. Holdings shall maintain for your benefit customary directors’ and officers’ (D&O) liability insurance on the same terms and conditions as applicable to other directors and officers.

Severance Payments upon Termination of Employment without Cause or for Good Reason. If your employment is terminated by the Company without Cause (as defined below) or you resign for Good Reason (as defined below), the Company or Holdings (as applicable) (i) will pay you an amount equal to twelve (12) months of your base salary, payable in substantially equal installments for twelve (12) months following your termination of employment in accordance with the Company’s normal payroll practices, (ii) will pay you any earned but unpaid bonus for a prior year (but treating all individual performance factors as achieved at not less than target level) (the “Prior Year’s Bonus”), paid when annual bonuses are paid to senior executives generally, (iii) will pay you a pro rata annual bonus (based on the number of days you worked in the applicable fiscal year) for the year of termination based on actual performance (but treating all individual performance factors as achieved at not less than target level) (a “Pro Rata Bonus”), paid when annual bonuses are paid to senior executives generally, (v) provide that all time-vesting equity awards you and your permitted transferees then hold will become vested on a pro rata basis with respect to the time-vesting tranche next scheduled to vest under each such award (based on the number of days you worked since the last scheduled time-vesting date (or the grant date if no time-vesting dates have yet occurred) in the applicable time-vesting period for the then-applicable time-vesting tranche) and (vi) subject to your timely and proper election of continuation coverage under the Consolidated Omnibus Reconciliation Act (“COBRA”), pay you a monthly amount for twelve (12) months equal to the COBRA premiums at the full COBRA rate for your and your eligible dependents’ level of coverage in effect immediately prior to your termination of employment.

In addition, if your employment with the Company terminates due to your death or disability (as determined under the Company’s long-term disability plan), then upon such termination the Company the Company and/or Holdings (as applicable): (i) will pay you or your estate (as applicable) any applicable Prior Year’s Bonus, paid when annual bonuses are paid to senior executives generally; (ii) will pay you or your estate (as applicable) the Pro Rata Bonus, paid when annual bonuses are paid to senior executives generally, and (iii) provide that all time-vesting equity awards you and your permitted transferees then hold will become vested on a pro rata basis (based on the number of days you worked in the applicable performance period for the then-applicable vesting tranche).

For purposes of this offer letter:

“Cause” means your (i) substantial failure to perform your duties and responsibilities to Holdings or any of its subsidiaries (it being understood that the foregoing shall not be triggered based the perceived quality of your performance of such duties and responsibilities so long as you have performed your duties and responsibilities); (ii) commission of a felony or a crime involving moral turpitude; (iii) commission of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving Holdings or any of its subsidiaries; (iv) significant violation of the code of conduct of Holdings or any of its subsidiaries of any material policy of Holdings or any of its subsidiaries, or of any statutory or common law duty of loyalty to Holdings or any of its subsidiaries; or (v) material breach of any of the terms of this offer letter, any restrictive covenant agreement in favor of Holdings and its subsidiaries, or any other material agreement between you and Holdings or any of its subsidiaries or (vi) other conduct that could reasonably be expected to be materially harmful to the business, interests or reputation of Holdings or any of its subsidiaries; provided in the cause of clauses (i), (iv) and (v), to the extent able to be cured, you have failed to cure the circumstances giving rise to Cause within fifteen (15) days following written notice of from the Company citing the specific clause relied upon and providing reasonable detail regarding the circumstances alleged to give rise to Cause.

“Good Reason” means any of the following events without your written consent: (A) a material adverse change to your authority, duties, or responsibilities, (B) a material reduction in your base compensation or annual bonus target (except in the case of a general reduction throughout the Company of not greater than 10%); (C) you no longer report exclusively and directly to the Board; provided that this clause (C) shall not apply following a Change in Control

(as defined in the stock option award agreement attached hereto as Exhibit A) where the buyer is a strategic acquirer; (D) any required relocation of your principal place of employment outside of Manhattan or the Company’s current offices in New Jersey or Pearl River, New York; or (E) a material breach by Holdings or its subsidiaries of this offer letter, any equity agreement or any other material compensation agreement between you and Holdings or any of its subsidiaries; provided, however, that an event will not give rise to a termination for Good Reason unless you have notified the Company within ninety (90) days of the initial occurrence of such event, setting forth, in reasonable detail, the nature of such event and the Company has failed to correct the event within a period of thirty (30) days after the Company’s receipt of such notice.

Conditions to and Timing of Severance Payments. Any obligation of the Company or Holdings to provide you the severance payments and benefits described above in this offer letter is conditioned on your signing and returning to the Company, and not revoking, a timely and effective separation agreement containing a general release of claims in the Company’s then-standard form for senior executives, which shall be provided to you by the Company at the time of your termination of employment (the “Separation Agreement”) (provided that the Separation Agreement (i) shall contain no new non-competition or non-solicitation restrictive covenants by which you not already bound as of immediately prior to your termination (it being understood that the Separation Agreement may restate existing restrictive covenants with any such changes as may be required by law), and (ii) shall not include releases of claims (x) for severance payments and benefits due hereunder; (y) with respect to indemnification (including related advancement of expenses) or under a directors or officers liability insurance policy; or (z) with respect to accrued but unpaid compensation, employee benefits due under the terms of an applicable employee benefit plan or equity that is vested or eligible to vest by its then existing terms (which shall remain outstanding subject to such terms)), and your continued material compliance with all restrictive covenant obligations (which, in the case of alleged material noncompliance that is reasonably capable of cure, have not been cured by you within fifteen (15) days of written notice of alleged violations thereof) by which you are bound. The Separation Agreement must become irrevocable and effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated.

Section 409A. Notwithstanding anything to the contrary in this offer letter, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this offer letter on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this offer letter, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). Each payment made under this offer letter shall be treated as a separate payment and the right to a series of installment payments under this offer letter is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this offer letter to comply with, or be exempt from, the requirements of Section 409A to the extent amounts are paid in accordance with the terms hereof.

As a full-time employee, you will be eligible to participate in the Company’s benefit plans on the first day of employment. The Company’s comprehensive benefits package includes medical insurance, dental insurance, vision insurance, basic and voluntary life and AD&D insurance, short-term and long-term disability insurance, flexible spending accounts for health, and an employee assistance program. Participation in all employee benefit plans is subject to the terms and conditions of the plan documents, summary plan descriptions and other plan materials.

    Your employment will be subject to the Company’s Code of Conduct and Ethics and all other applicable policies and procedures, as outlined in the Employee Handbook and elsewhere. Paid sick leave will be made available to you in accordance with applicable law, as described in the Employee Handbook.

The Immigration Reform and Control Act requires the Company to verify your identity and employment eligibility within three business days of your commencement of employment with the Company. During your onboarding, you will be provided with the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you join our day one orientation. We will not be able to employ you if you fail to comply with this requirement, and your job offer is contingent upon such compliance.

You further agree that during the period of your employment with the Company and the Company, you will not use or disclose to the Company or the Company, or cause the Company or the Company to use or benefit from, any confidential, proprietary, or trade secret information of any former employer or any other person or entity.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

This offer letter may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized officer of the Company. This is a New York contract and shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of laws principles that could result in the application of the laws of another jurisdiction.

By your signature below accepting this conditional offer, you confirm that (i) you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter; (ii) you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer, and (iii) you have informed the Company about any restrictions that could possibly be construed as impacting your ability to accept this job and carry out the work involved, and provided the Company with copies of any agreements between you and your current or former employer describing restrictions on your activities.

If you wish to accept this conditional offer, please sign, date and return this letter electronically no later than 48 hours after this offer has been sent, after which date the offer of employment described in this letter will expire. Please retain a copy of this letter agreement and the enclosed Confidentiality, Non-Disclosure & Assignment Agreement for your records.

    Sincerely,

    OLAPLEX, INC.

    /s/ John C. Duffy
    John Duffy
    General Counsel

    OLAPLEX HOLDINGS, INC.

    /s/ John C. Duffy
    John Duffy
    General Counsel

[The remainder of this page is intentionally left blank.]

I have read and understood the provisions of this offer of employment, and I accept the above job offer on the terms and conditions described therein.

Signature: /s/ Amanda Baldwin
    Amanda Baldwin

Date:     12/13/2023

Exhibit A

Name:	Amanda Baldwin
Number of Shares of Stock subject to the Stock Option:	[_________]
Exercise Price Per Share:	$[_________]
Date of Grant:	[_________]
Vesting Commencement Date:	[_________]

OLAPLEX HOLDINGS, INC.
2021 EQUITY INCENTIVE PLAN
Non-Statutory Stock Option Agreement (Employee)

This agreement (this “Agreement”) evidences a stock option granted by Olaplex Holdings, Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”), pursuant to and subject to the terms of the Olaplex Holdings, Inc.
2021 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.Grant of Stock Option. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant an option (the “Stock Option”) to purchase, pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, up to the number of shares of Stock set forth above (the “Shares”), with an exercise price per Share as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not intended to qualify as an incentive stock option) and is granted to the Participant in connection with the Participant’s Employment.
2.Vesting.
(a)The term “vest” as used herein with respect to the Stock Option or any portion thereof means to become exercisable and the term “vested” as used herein with respect to the Stock Option (or any portion thereof) means that the Stock Option (or portion thereof) is then exercisable.
(b)Unless earlier terminated, forfeited, relinquished or expired, the Stock Option will vest as to twenty-five percent (25%) of the underlying Shares on each of the first four anniversaries of the Vesting Commencement Date, in each case, subject to the Participant’s continued Employment through the applicable vesting date.
(c)In the event of a Change in Control, the Stock Option, to the extent then unvested, will vest in full as of immediately prior to such Change in Control, subject to the Participant’s continued Employment through such Change in Control. For purposes hereof, “Change in Control” shall mean the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”); (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable); (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by any Person; or (iv) the complete dissolution or liquidation of the Company; provided, however, that any subsequent public offering of the Company’s equity or another capital raising event, a merger effected solely to change the Company’s domicile or any acquisition by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or affiliates shall not constitute a “Change in Control”.
3.Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and must be in written or electronic form acceptable to the Administrator, signed (including by electronic signature) by the Participant or, if at the relevant time the Stock Option has passed to the estate or beneficiary of the Participant or a permitted transferee, by such estate or beneficiary or permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office or at such other place or by such other party as the Administrator may prescribe and must be accompanied by payment in full of the exercise price by cash or check, through a broker-assisted exercise program acceptable to the Administrator (which the Company acknowledges has been established as of the date hereof), or as otherwise provided in the Plan. Subject to earlier termination as set forth herein or in the Plan (including Section 6(a)(4) of the Plan), the latest date on which the Stock Option or any portion thereof may be exercised is the tenth (10th) anniversary of the Date of Grant (the “Final Exercise Date”) and, if not exercised on or prior to such date, the Stock Option or any remaining portion thereof will thereupon immediately terminate.
4.Cessation of Employment. If the Participant’s Employment ceases for any reason, the Stock Option, to the extent not then vested, will be immediately forfeited for no consideration, and any vested portion of the Stock Option that is then outstanding will remain exercisable for the period, if any, described in Section 6(a)(4) of the Plan.
5.Restrictions on Transfer. The Stock Option may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
6.Forfeiture; Recovery of Compensation. By accepting, or being deemed to have accepted, the Stock Option, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the Stock Option, including the right to any Shares acquired under the Stock Option and any amounts received in respect thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy of the Company. Nothing in the preceding sentence will be construed as limiting the general application of Section 8 of this Agreement.
7.Taxes. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon exercise of the Stock Option, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator, which the Company agrees shall include a broker-assisted sale program acceptable to the Administrator (which the Company acknowledges has been established as of the date hereof)) all taxes and other amounts required to be withheld. No Shares will be issued pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any withholding requirements, or has made other arrangements satisfactory to the Company with respect to such amounts (including by the methods described in the immediately preceding sentence). Subject to the foregoing, the Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required withholdings from any amounts otherwise owed to the Participant, but nothing in this sentence will be construed as relieving the Participant from any liability for satisfying his or her obligation under the preceding provisions of this Section 7.
8.Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference, as modified below with respect to this Award. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant, as modified below with respect to this Award. By accepting, or being deemed to have accepted, the Stock Option, the Participant agrees to be bound by the terms of the Plan, as modified below with respect to this Award, and this Agreement. Subject to the foregoing, in the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control. Notwithstanding anything to the contrary herein or in the Plan, in connection with a Covered Transaction (as defined in the Plan) the Stock Option, to the extent it is not vested and does not become vested as of immediately prior to the Covered Transaction, shall in connection with such Covered Transaction be assumed, continued or “rolled over” into an award settled in cash or public company acquirer shares (following vesting) with the value of the Stock Option immediately prior to such Covered Transaction maintained (as determined as of immediately following such Covered Transaction) on terms that are not less favorable to the Participant (or her permitted transferees, as applicable) than those that applied to the original Stock Option.
9.Restrictive Covenants Agreement. Concurrent with the execution and delivery of this Agreement, the Participant shall execute and deliver to the Company the Restrictive Covenants Agreement attached hereto as Exhibit A. The Participant acknowledges and agrees that the Participant will be bound by the provisions set forth in such Restrictive Covenants Agreement, which for the avoidance of doubt, shall survive any termination, expiration, forfeiture, transfer or other disposition of the Stock Option.
10.Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.
11.Amendments. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Participant and an expressly authorized officer of the Company.
[Signature page follows.]

    The Company, by its duly authorized officer, and the Participant have executed this Agreement.

                            OLAPLEX HOLDINGS, INC.

By: ______________________________
Name: ___________________________
Title: ______________________________
Agreed and Accepted:

By_______________________________
Amanda Baldwin

Exhibit B

Name:	Amanda Baldwin
Number of Restricted Stock Units:	[_________]
Date of Grant:	[_________]
Vesting Commencement Date:	[_________]

OLAPLEX HOLDINGS, INC.
2021 EQUITY INCENTIVE PLAN
Restricted Stock Unit Agreement (Employee)

This agreement (this “Agreement”) evidences an award (the “Award”) of Restricted Stock Units (“RSUs”) granted by Olaplex Holdings, Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”), pursuant to and subject to the terms of the Olaplex Holdings, Inc. 2021 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.Grant of RSUs. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant the number of Restricted Stock Units (“RSUs”) set forth above, giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each RSU subject to this Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
The RSUs are granted to the Participant in connection with the Participant’s Employment with the Company.

2.Vesting.
(a)Unless earlier terminated, forfeited, relinquished or expired, the RSUs will vest as to twenty-five percent (25%) of the RSUs on each of the first four anniversaries of the Vesting Commencement Date, in each case, subject to the Participant’s continued Employment through the applicable vesting date.
(b)In the event of a Change in Control, the RSUs, to the extent then unvested, will vest in full as of immediately prior to such Change in Control, subject to the Participant’s continued Employment through such Change in Control. For purposes hereof, “Change in Control” shall mean the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”); (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable); (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by any Person; or (iv) the complete dissolution or liquidation of the

Company; provided, however, that any subsequent public offering of the Company’s equity or another capital raising event, a merger effected solely to change the Company’s domicile or any acquisition by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or affiliates shall not constitute a “Change in Control”.
3.Cessation of Service. If the Participant’s Employment ceases for any reason, the RSUs, to the extent not then vested, will be immediately forfeited for no consideration.
4.Delivery of Shares. The Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than thirty (30) days following the date on which such RSUs vest or, if later, as soon thereafter as is reasonably practicable to avoid any restriction on, or adverse result due to, a Sell to Cover transaction under the Company’s insider trading policy, Section 16(b) of the Exchange Act or other applicable law while also avoiding adverse results under Section 409A), effect delivery of the Shares with respect to such vested RSUs to the Participant (or, in the event of the RSUs have passed to the estate or beneficiary of the Participant or a permitted transferee, to such estate or beneficiary or permitted transferee).
5.Restrictions on Transfer. The RSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
6.Forfeiture; Recovery of Compensation. By accepting, or being deemed to have accepted, the RSUs, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the RSUs, including the right to any Shares acquired in respect of the RSUs and any amounts received in respect thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy of the Company. Nothing in the preceding sentence will be construed as limiting the general application of Section 8 of this Agreement.
7.Taxes.
(a)The Participant expressly acknowledges and agrees that the vesting and/or settlement of the RSUs acquired hereunder may give rise to “wages” subject to withholding. Except as otherwise prescribed by the Administrator, the number of Shares necessary to satisfy the maximum statutory withholding tax (to the extent permitted by the Company’s stock plan administrator, and otherwise, minimum) obligations on the vesting date or settlement date, as applicable, will automatically be released by the Participant from the Shares otherwise deliverable to the Participant hereunder on such date to a broker or other third-party intermediary acceptable to the Company (the “Broker”) and sold in order to satisfy such withholding tax obligations (any such sale, the “Sell to Cover”). The Participant will be responsible for all third-party administration processing fees in connection with the Sell to Cover. In addition, the Participant may be subject to and taxed in respect of short-term capital gains or losses that reflect the difference in the withholding tax liability determined on the date that the Award vests and/or settles hereunder and the sales price actually achieved.

(b)In connection with the implementation of the Sell to Cover provision described in Section 7(a) above, the Participant hereby authorizes the Company to instruct the Broker to sell a number of Shares to be issued upon the vesting or settlement of the Award to satisfy the maximum (to the extent permitted by the Company’s stock plan administrator, and otherwise, minimum) statutory withholding tax obligations, as described in Section 7(a) above.
(c)Notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that the Sell to Cover provision may not cover the Participant’s full tax liability as it relates to the vesting and settlement of the Award and that the Participant shall remain fully responsible for his or her tax obligations in respect of the Award in all cases.
(d)The Participant further acknowledges and agrees as follows:
(i)The Sell to Cover provision contemplated by this Agreement is intended to permit the Participant to sell a number of Shares issued upon the vesting or settlement of the Award sufficient to pay the statutory maximum (to the extent permitted by the Company’s stock plan administrator, and otherwise, minimum) amount of withholding taxes that become due as a result of the vesting or settlement of the Award.
(ii)The Broker is under no obligation to arrange for any sale in connection with the Sell to Cover provision at any particular price.
(iii)The Participant hereby authorizes the Broker to remit directly to the Company the proceeds necessary to cover the Participant’s tax liability as it relates to the vesting and settlement of the Award as provided in Section 7(a) above, and to retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Broker relating to the Sell to Cover.
(iv)The Participant hereby appoints the Company as his or her agent and attorney-in-fact to instruct the Broker with respect to the number of Shares to be sold under the Sell to Cover provision contemplated by this Agreement.
(v)The Participant hereby waives any claims he or she may have against the Company and its directors, officers or employees now or in the future related to the Company’s instructions to a Broker or any actions taken by the Broker in effecting sales or otherwise and shall indemnify and hold the Company and its directors, officers, employees and agents harmless from any losses, costs, damages, or expenses relating to any sale under the Sell to Cover provision contemplated by this Agreement.
(vi)It may not be possible to sell Shares due to, among other reasons, (A) a legal or contractual restriction applicable to the Participant or to the Broker, (B) a market disruption, (C) rules governing order execution priority on the Nasdaq Global Select Market or (D) if the Company determines in its sole discretion that sales may not be effected under the Sell to Cover provision.
(e)No Shares will be delivered pursuant to the Award unless and until the Participant has remitted to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) an amount sufficient to satisfy all taxes required to be withheld in connection with the vesting or settlement of the Award, whether through the Sell to Cover (to the extent available) or otherwise. Subject to the foregoing, the Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Participant, but nothing in this sentence may be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 7.
8.Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
9.Restrictive Covenants Agreement. Concurrent with the execution and delivery of this Agreement, the Participant shall execute and deliver to the Company the Restrictive Covenants Agreement attached as Exhibit A to the Participant’s Non-Statutory Stock Option Agreement of even date herewith. The Participant acknowledges and agrees that the Participant will be bound by the provisions set forth in such Restrictive Covenants Agreement, which for the avoidance of doubt, shall survive any termination, expiration, forfeiture, transfer or other disposition of the RSUs or the Shares received upon settlement of the RSUs.
10.Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.
11.Amendments. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Participant and an expressly authorized officer of the Company.

[Signature page follows.]

    The Company, by its duly authorized officer, and the Participant have executed this Agreement.

                            OLAPLEX HOLDINGS, INC.

By:
Name:
Title:

Agreed and Accepted:

By_______________________________
Amanda Baldwin